Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the inclusion in the Registration Statement (Form S-4 No. 333-000000) of Arthur J. Gallagher & Co. for the registration of 6,000,000 shares of its common stock of our report dated May 1, 2013 relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in the Registration Statement.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

May 16, 2013